UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 6, 2005

Symbol Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-9802	112308681
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Symbol Plaza, Holtsville, New York		11742
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(631) 738-2400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On September 6, 2005, Symbol Technologies, Inc. (the "Company") announced that a teleconference would be held on Tuesday, September 6, 2005 at 5:30 p.m. (ET) Eastern Time to discuss its Radio Frequency Identification ("RFID") strategy and the settlement and agreements with Intermec Technologies Corporation and its subsidiaries and affiliates ("Intermec"), more fully described in Item 8.01 of this Current Report on Form 8-K. Interested parties may access the teleconference by dialing 800-811-0667 (domestic) and 913-981-4901 (international) at least 10 minutes prior to commencement of the call. Audio replay of the teleconference will be available from Tuesday, September 6, 2005 at 8:30 p.m. (ET) Eastern Time through October 5, 2005, on a 24 hour basis. Information regarding access to the audio replay of the teleconference may be found on the Registrant’s website at http://www.symbol.com/investors

The information in this Item 7.01 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

On September 6, 2005, the Company entered into various agreements with Intermec with respect to the settlement of certain outstanding disputes between the parties (the "Settlement"). The material terms of the Settlement are as follows:

1. Pursuant to a cross-license agreement between the parties, the Company will receive a license under Intermec’s RFID related patents to, among other things, make, have made or sell RFID readers and RFID tags in all markets other than in a defined number of transportation related markets where the RFID tag is associated with a vehicle or mode of transport (the "Transportation Market"). Intermec will receive a license under the Company's RFID related patents to, among other things, make, have made or sell RFID readers and RFID tags in all markets other than the Transportation Market.

2. On or before September 9, 2005, Intermec will file a motion to dismiss with prejudice the lawsuit entitled Intermec IP Corp. v. Symbol Technologies, Inc. (formerly v. Matrics, Inc.) alleging the infringement by the Company and its former subsidiary Matrics, Inc. of four patents owned by Intermec relating to RFID readers and RFID tags. Additionally, on or before September 9, 2005, Intermec will file for dismissal of its complaint with the United States International Trade Commission entitled In the Matter of Certain Hand-Held Mobile Computing Devices, Components Thereof and Cradles Therefor, Inv. No. 337-TA-2434. As part of the Settlement, the parties have also each agreed to refrain from commencing an action or causing an investigation to be commenced against the other in the United States International Trade Commission effective as of September 1, 2005 through August 31, 2007.

3. Finally, effective September 6, 2005, the parties have agreed that all remaining lawsuits between the Company and Intermec, including the lawsuits disclosed in the Company's periodic filings with the United States Securities and Exchange Commission (the "Commission"), will be stayed for ninety (90) days while the parties attempt to settle their disputes.

In connection with the Settlement, the Company has advised Intermec that it is prepared to sell scan engines to Intermec if at some point Intermec desires to purchase scan engines from the Company. Since the date of the Company’s offer, Intermec has not placed an order for scan engines, and there can be no assurance that Intermec will purchase any scan engines from the Company pursuant to its offer.

While the financial terms of the Settlement are confidential, to the extent that the Company is required to make any payments to Intermec as a result of the Settlement, the Company intends to seek reimbursement of a portion of such payments pursuant to the terms of the indemnification and escrow provisions contained in the Agreement and Plan of Merger filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on September 15, 2004 in connection with the Company's acquisition of Matrics, Inc. (the "Matrics Merger Agreement"). Pursuant to the Matrics Merger Agreement, the Company is entitled to seek reimbursement for any Damages (as defined in the Matrics Merger Agreement) it may incur with respect to breaches or inaccuracies of representations and warranties contained in the Matrics Merger Agreement or the legal proceedings identified in the schedules to the Matrics Merger Agreement, including the lawsuit entitled Intermec IP Corp. v. Symbol Technologies, Inc. (formerly v. Matrics, Inc.) referred to above. The escrow fund established pursuant to the indemnification provisions of the Matrics Merger Agreement contained approximately $16 million on September 9, 2004, the date the acquisition was completed. The Company believes that any payments required to be made by the Company to Intermec in connection with the Settlement would constitute Damages under the Matrics Merger Agreement, a portion of which may be reimbursable, subject to the deductible and other terms set forth in the Matrics Merger Agreement. The Company currently intends to submit other claims against the escrow fund, which when coupled with any payments required to be paid to Intermec pursuant to the Settlement may, at some point in the future, exhaust all of the funds available for reimbursement. There can be no assurance that the escrow fund will be sufficient to cover all payments that may be made related to the Settlement or that any other amounts claimed by the Company against the escrow fund will be reimbursed. This summary of the indemnification and escrow provisions contained in the Matrics Merger Agreement is qualified in its entirety by the full text of the Matrics Merger Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symbol Technologies, Inc.

September 6, 2005	By:	Peter M. Lieb

Name: Peter M. Lieb
Title: Senior Vice President, General Counsel and Secretary